NUMBER
0

SHARES



See Reverse for Certain Definitions

Incorporated under the laws of the State of Florida

Adventure Energy, Inc.

Total Authorized Issue
50,000,000 Shares $.001 Par Value
Common Stock

SPECIMEN

This is to certify that ______________________________ is the owner of

______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ Vice President

______________________ President

CORPKIT, NEW YORK